                                  EXHIBIT 99.1


FOR ADDITIONAL INFORMATION:

William Bendush, Vice President, Chief Financial Officer
(858) 450-9333
Debra Hart, Investor Relations Manager
(858) 535-4217
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               FOR IMMEDIATE RELEASE

MARCH 13, 2000

APPLIED MICRO CIRCUITS CORPORATION ANNOUNCES TWO-FOR ONE STOCK SPLIT


SAN DIEGO, CA, -- MARCH 13, 2000 -- Applied Micro Circuits Corporation (AMCC) [Nasdaq: AMCC] today announced that its Board of Directors approved a two-for-one stock split, to be effected in the form of a 100% stock dividend.

Holders of AMCC's Common Stock will receive one additional share of Common Stock for every share held on the record date of March 15, 2000. The additional shares will be distributed on or about March 23, 2000 by the Company's transfer agent, Harris Trust Company of California.

Harris Trust may be contacted at (312) 588-4143 or at www.harrisbank.com or
                                                      ------------------
webshare@harrisbank.com.

The stock split will increase the number of shares outstanding from approximately 61 million to 122 million.

AMCC designs, develops, manufactures and markets high-performance, high-bandwidth silicon for the world's optical networks. The Company utilizes a combination of high-frequency, mixed-signal design expertise and multiple silicon process technologies to offer IC products for the telecommunications market that address the SONET/SDH and ATM transmission standards and for the data communications markets that address the Gigabit Ethernet, ATM and Fibre Channel transmission standards. AMCC's core technologies also address ATE and high-speed computing needs. AMCC's corporate headquarters and wafer fabrication facilities are located in San Diego, California. Sales and consulting engineering offices are located throughout the world.

For further information regarding AMCC please visit our Web site at http://www.amcc.com or call our shareholder information line at (888) 982-AMCC
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(2622).